EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario M5J 2G2

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated September 29, 2006, relating to the consolidated financial statements, schedule of Generex Biotechnology Corporation, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Danziger & Hochman

Danziger & Hochman
Toronto, Ontario

December 22, 2006